Exhibit  10.2

RETENTION BONUS AGREEMENT

         This Retention Bonus Agreement (the "Agreement") is made and entered into effective as of January 27, 2010 (the "Effective Date"), by and between Daniel Vacanti (the "Employee") and Verecloud, Inc. (the "Company").

RECITALS

         A.  Due to the termination of the SkyTerra contract which generated over 95% of revenue in this current year, the Company has initiated a series of steps to reduce costs while additional revenue and/or funding resources are secured.  These steps include, but are not limited to, the reduction of workforce along with a 25% reduction in pay for the Leadership Team.  The Board of Directors of the Company (the "Board") recognizes that such actions are a distraction to the Employee as a member of the Leadership Team and may cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee.

         B.  The Board believes that it is in the best interest of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company.

         In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

         1. Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) "Bonus" shall mean a lump sum payment equal to the amount of salary reductions from November 1, 2009 through the Triggering Event.   The lump sum payment may be in the form of cash, freely trading stock, or equivalent as declared by the Board of Directors in its sole discretion.

(b) “Cause” shall have the same meaning as defined in the 2009 Equity Incentive Plan, a copy of which has been given to Employee.

(c) “Continuous Service” shall have the same meaning as defined in the 2009 Equity Incentive Plan, a copy of which has been given to Employee.

(d) “Triggering Event” shall mean the formal declaration to pay the Bonus by the Board of  Directors based on one of the following events: (1) a Change in Control, as defined in the 2009 Equity Incentive Plan, (2) removal of the “going concern” status rendered by external audit and as reported in Company filings; (3) intermediate-term financing which has been determined the Board, in its sole discretion, to merit the approval of a Bonus; or (4) entry into a material definitive agreement, which has been determined by the Board, in its sole discretion, to merit the approval of a Bonus.

         2. Payment of Bonus.  As long as the Employee has maintained Continuous Service with the Company or its successor from the Effective Date through the date of a Triggering Event, the Bonus will be paid to the Employee not later than five (5) business days after the date of the Triggering Event.

         3. Accrual of Right; Effect of Termination of Employment.  No right shall accrue hereunder in the event that Employee's employment with the Company is terminated for any reason, with or without Cause, and whether initiated by Employee or by Company, at any time prior to the date of the Triggering Event.

         4. At-Will Employment. This Agreement does not guarantee or imply any right to continued employment for any period whatsoever. The Company and the Employee acknowledge that the Employee's employment is, and shall continue to be, at-will, as defined under applicable law.  If the Employee's employment terminates for any reason, all payments of compensation and benefits shall cease and thereafter the Employee shall not be entitled to any payments, benefits, damages, awards or compensation except as may otherwise be available in accordance with the Company's established employee plans and practices or other agreements with the Company at the time of termination.

         5. Duration. The terms of this Agreement shall terminate upon the date that all obligations of the parties hereunder have been satisfied; provided, however, that this Agreement may be extended for an additional period or periods by resolution adopted by the Board at any time during the period that the
Agreement is in effect.

         6. Miscellaneous Provisions.

                  (a) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

                  (b) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

                  (c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                  (d) Section 409A. The parties acknowledge and agree that this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended.  The Company may adopt (without any obligation to do so or to indemnify the Employee for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, that the Company reasonably determines are necessary or appropriate to (i) exempt the Bonus from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Employee to the Company or any of its affiliate, employees or agents.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY	VERECLOUD, INC.
By: /s/ John McCawley
Title: President & CEO

EMPLOYEE:	/s/ Daniel Vacanti